Independent Auditors' Consent



To the Board of Directors and Shareholders
Lexington Crosby Small Cap Asia Growth Fund, Inc.:

We consent to the use of our report dated February 4, 1998 included in this Registration Statement on Form N-1A of the Lexington Crosby Small Cap Asia Growth Fund, Inc. dated March 2, 1998 and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Shareholder Reports" in the Statement of Additional Information.






                                   KPMG Peat Marwick LLP

New York, New York
March 2, 1998